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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Lancer Corporation:

We hereby consent to the incorporation by reference in the registration statement on Form S-8 of Lancer Corporation filed on October 16, 2000 (Reg. No. 333-47998) of our report dated June 10, 2004, relating to the statements of net assets available for plan benefits as of December 31, 2003 and 2002, the related statement of changes in net assets available for plan benefits for the year ended December 31, 2003 and the supplemental schedule of assets held for investment purposes as of December 31, 2003, of the Lancer Corporation Employee Profit Sharing Plan, which appears in the Annual Report on Form 11-K of the Lancer Corporation Employee Profit Sharing Plan dated June 28, 2004.

/s/ THE HANKE GROUP, P.C.

San Antonio, Texas
June 25, 2004